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                                  PRESS RELEASE


L.B. Foster Company

415 Holiday Drive, Pittsburgh, PA 15220

Contact: David J. Russo

Phone:   (412) 928-3417

FAX:     (412) 928-7891

Email:   investors@LBFosterCo.com

FOR IMMEDIATE RELEASE



                       L.B. FOSTER REPORTS FOURTH QUARTER

                                OPERATING RESULTS


PITTSBURGH, PA, January 30, 2009 - L.B. Foster Company (NASDAQ: FSTR), a leading manufacturer, fabricator, and distributor of products and services for rail, construction, energy and utility markets, today reported that net sales increased 26.1% to $143.8 million compared to $114.0 million in the prior year quarter. Gross profit margin was 13.9%, down 360 basis points from the prior year quarter primarily as a result of increased LIFO expense and decreased billing margins partially offset by improved manufacturing variances. Fourth quarter LIFO expense was approximately $4.9 million compared to a $0.2 million credit in the prior year.

2008 Fourth Quarter Results
In the fourth quarter of 2008, L.B. Foster had income from continuing operations of $5.7 million or $0.55 per diluted share compared to income from continuing operations of $86.2 million or $7.79 per diluted share in the fourth quarter of 2007. The prior year fourth quarter results included a $122.9 million gain on the sale of the Company's investment in the DM&E Railroad. Excluding this gain, income from continuing operations was $8.1 million or $0.73 per diluted share in the fourth quarter of 2007. Accordingly, the fourth quarter of 2008 was $0.18 per share or 24.7% less than the 2007 fourth quarter adjusted earnings per diluted share.

Selling and administrative expenses increased $2.2 million or 23.9% over last year's quarter due primarily to increased bad debt expense as well as increased salaries. Fourth quarter interest expense was $0.5 million, a 35.4% decrease from the prior year quarter due principally to decreased borrowings as well as decreased interest rates. The Company's income tax rate from continuing operations was 33.9% in the fourth quarter compared to 35.8% in the prior year quarter. The lower tax rate in the current year quarter was due primarily to an increase in the domestic production activities deduction.

"While we are pleased to report that increases across all product segments contributed to a 26.1% sales increase for the quarter and another record performance for the year, LIFO expense and bad debt expense had a significant negative impact on our fourth quarter results. The 2008 LIFO expense was the largest in the Company's history. Additionally, we recorded a $1.5 million bad debt expense related to a single customer. Bookings for the quarter were strong, up 13.3% to $99.5 million compared to $87.8 million last year and backlog was $132.6 million, down 4.1% from last year," commented Stan Hasselbusch, President and Chief Executive Officer. Mr. Hasselbusch also announced, "L.B. Foster purchased 71,223 shares of its stock in November for approximately $1.7 million in addition to the previously announced 224,400 shares purchased in October pursuant to share repurchase programs authorized by our Board of Directors in May and October 2008. Our 2008 L.B. Foster share purchases now total 865,532 shares totaling $26.5 million of the $40.0 million authorized."

2008 Total Year Results

For the twelve months ended December 31, 2008, L.B. Foster reported income from continuing operations of $27.7 million or $2.57 per diluted share. These results include a $2.0 million first quarter pretax gain related to a favorable working capital adjustment pursuant to the prior year sale of the Company's investment in the DM&E Railroad, as well as a $1.5 million pretax gain on the sale and lease-back of our threaded products facility in Houston, Texas. Excluding these gains and the aforementioned 2007 gain on the sale of our DM&E investment as well as $8.5 million of incremental dividend income recorded in the third quarter of 2007 related to the DM&E sale, earnings per diluted share from continuing operations were $2.36 compared to $2.28 in 2007, an increase of 3.5%.

Net sales for the twelve months of 2008 increased 0.7% to $512.6 million compared to $509.0 million in 2007. Gross profit margin was 15.6%, up 60 basis points from 2007, primarily as a result of increased billing margins and improved manufacturing variances, substantially offset by increased LIFO expense.

Selling and administrative expenses increased $3.6 million or 9.5% over the prior year due primarily to salaries and bad debt expense. Interest expense decreased 50.5% from the prior year to $2.0 million due principally to decreased borrowings and, to a lesser extent, decreased interest rates. The Company's income tax rate from continuing operations was 35.9% compared to 34.3% in the prior year.

Cash provided from operations was approximately $14.7 million for the fourth quarter of 2008 and $24.1 million for the full year compared to $41.4 million (as adjusted for the DM&E transactions) in 2007. Capital expenditures for 2008 were $4.8 million compared to $5.3 million in the prior year. "As we enter 2009, we expect to be challenged by a difficult business environment. During the fourth quarter, we have diligently prepared for the impending downturn by implementing certain measures to control costs, focus on ways to maximize free cash flow, improve our operational excellence and continue to look for opportunities to leverage our strong balance sheet, all with the goal of maintaining sales and minimizing profit erosion," noted Mr. Hasselbusch as he concluded, "We have strong liquidity, access to credit and we continue to look for value as we target synergistic and accretive acquisitions."

The Company also announced that its 2009 Annual Meeting of Shareholders is scheduled for May 21, 2009 at the Company's headquarters at 415 Holiday Drive, Pittsburgh, PA 15220. The record date for shareholders entitled to vote at the meeting will be on the close of business on March 20, 2009.

L.B. Foster Company will conduct a conference call and webcast to discuss its fourth quarter 2008 operating results and general market activity and business conditions on Friday, January 30, 2009 at 11:00am ET. The call will be hosted by Mr. Stan Hasselbusch, President and Chief Executive Officer. Listen via audio on the L.B. Foster web site: www.lbfoster.com, by accessing the Investor Relations page.

The Company wishes to caution readers that various factors could cause the actual results of the Company to differ materially from those indicated by forward-looking statements in news releases, and other communications, including oral statements, such as references to future profitability, made from time to time by representatives of the Company. Specific risks and uncertainties that could affect the Company's profitability include, but are not limited to, general economic conditions, sudden and/or sharp declines in steel prices, adequate funding for infrastructure projects, production delays or problems encountered at our manufacturing facilities, and the availability of existing and new piling and rail products. There are also no assurances that the Canadian Pacific Railway will proceed with the Powder River Basin project and trigger any contingent payments to L.B. Foster related to the Company's sale of its investment in the DM&E. Matters discussed in such communications are forward-looking statements that involve risks and uncertainties. Sentences containing words such as "anticipates," "expects," or "will," generally should be considered forward-looking statements. More detailed information on these and additional factors which could affect the Company's operating and financial results are described in the Company's Forms 10-K, 10-Q and other reports, filed or to be filed with the Securities and Exchange Commission. The Company urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the Company faces. The forward-looking statements contained in this press release are made only as of the date hereof, and the Company undertakes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

                    CONDENSED STATEMENTS OF CONSOLIDATED INCOME
                       L. B. FOSTER COMPANY AND SUBSIDIARIES
                      (In Thousands, Except Per Share Amounts)


                                                              Three Months Ended                       Twelve Months Ended
                                                                  December 31,                             December 31,
                                                        ------------------------------           ------------------------------
                                                           2008                2007                 2008                2007
                                                        ------------------------------           ------------------------------
                                                                  (unaudited)                    (unaudited)

NET SALES                                                $143,768            $114,015             $512,592            $508,981

COSTS AND EXPENSES:
Cost of goods sold                                        123,763              94,054              432,374             432,598
Selling and administrative
  expenses                                                 11,552               9,322               40,969              37,403
Interest expense                                              452                 700                1,995               4,031
Dividend income                                                 -                   -                    -              (9,214)
Gain on sale of DM&E investment                                 -            (122,885)              (2,022)           (122,885)
Gain on sale of property                                        -                   -               (1,486)                  -
Interest income                                              (657)             (1,175)              (2,675)             (1,196)
Other expense (income)                                         94                (226)                 158                (267)
                                                        ----------          ----------           ----------          ----------
                                                          135,204             (20,210)             469,313             340,470
                                                        ----------          ----------           ----------          ----------


INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES       8,564             134,225               43,279             168,511

INCOME TAX EXPENSE                                          2,907              47,991               15,533              57,787
                                                        ----------          ----------           ----------          ----------

INCOME FROM CONTINUING OPERATIONS                           5,657              86,234               27,746             110,724

DISCONTINUED OPERATIONS:
LOSS FROM DISCONTINUED OPERATIONS                               -                  (2)                   -                 (47)
INCOME TAX BENEFIT                                              -                   -                    -                 (16)
                                                        ----------          ----------           ----------          ----------

LOSS FROM DISCONTINUED OPERATIONS                               -                   -                    -                 (31)

NET INCOME                                               $  5,657            $ 86,232             $ 27,746            $110,693
                                                        ==========          ==========           ==========          ==========


BASIC EARNINGS PER COMMON SHARE:
  FROM CONTINUING OPERATIONS                                $0.55               $7.98                $2.60              $10.39
  FROM DISCONTINUED OPERATIONS                               0.00               (0.00)                0.00               (0.00)
                                                        ----------          ----------           ----------          ----------
BASIC EARNINGS PER COMMON SHARE                             $0.55               $7.98                $2.60              $10.39
                                                        ==========          ==========           ==========          ==========

DILUTED EARNINGS PER COMMON SHARE:
  FROM CONTINUING OPERATIONS                                $0.55               $7.79                $2.57              $10.09
  FROM DISCONTINUED OPERATIONS                               0.00               (0.00)                0.00               (0.00)
                                                        ----------          ----------           ----------          ----------
DILUTED EARNINGS PER COMMON SHARE                           $0.55               $7.79                $2.57              $10.09
                                                        ==========          ==========           ==========          ==========


AVERAGE NUMBER OF COMMON SHARES
OUTSTANDING - BASIC                                        10,248              10,806               10,670              10,653
                                                        ==========          ==========           ==========          ==========

AVERAGE NUMBER OF COMMON SHARES
OUTSTANDING - DILUTED                                      10,365              11,068               10,811              10,970
                                                        ==========          ==========           ==========          ==========

             L.B. Foster Company and Subsidiaries
                  Consolidated Balance Sheet
                        (In thousands)

                                                            December 31,
                                                          2008        2007
                                                      ----------   ----------
ASSETS                                                (Unaudited)

CURRENT ASSETS:
   Cash and cash items                                 $115,074     $121,097
   Accounts and notes receivable:
      Trade                                              63,271       52,856
      Other                                               1,042          754
   Inventories                                          102,916      102,447
   Current deferred tax assets                            2,870        3,615
   Other current assets                                   1,221        1,131
   Property held for resale                                   -        2,497
                                                      ----------   ----------
                     Total Current Assets               286,394      284,397
                                                      ----------   ----------

OTHER ASSETS:
   Property, plant & equipment-net                       39,989       44,136
   Goodwill                                                 350          350
   Other intangibles - net                                   37           50
   Deferred tax assets                                    1,258        1,411
   Investments                                            2,856            -
   Other non-current assets                                 407          428
                                                      ----------   ----------
                      Total Other Assets                 44,897       46,375
                                                      ----------   ----------

                                                       $331,291     $330,772
                                                      ==========   ==========


LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
   Current maturities on long-term debt                $  5,777     $  6,191
   Accounts payable-trade and other                      62,612       53,689
   Accrued payroll and employee benefits                  8,000       11,490
   Current deferred tax liabilities                          61        3,541
   Other accrued liabilities                              7,680        8,841
                                                      ----------   ----------
                     Total Current Liabilities           84,130       83,752
                                                      ----------   ----------

LONG-TERM DEBT, TERM LOAN                                13,333       16,190
                                                      ----------   ----------
OTHER LONG-TERM DEBT                                      8,401       11,866
                                                      ----------   ----------
DEFERRED TAX LIABILITIES                                  1,278        1,638
                                                      ----------   ----------
OTHER LONG-TERM LIABILITIES                               6,587        3,500
                                                      ----------   ----------

STOCKHOLDERS' EQUITY:
   Class A Common stock                                     111          109
   Paid-in capital                                       47,585       45,147
   Retained earnings                                    197,060      169,314
   Treasury stock                                       (26,482)           -
   Accumulated other comprehensive loss                    (712)        (744)
                                                      ----------   ----------
                     Total Stockholders' Equity         217,562      213,826
                                                      ----------   ----------

                                                       $331,291     $330,772
                                                      ==========   ==========